Exhibit 99.1

NanoString Technologies Enters into Biomarker Companion Diagnostic Collaboration with Celgene Corporation to Support Development of REVLIMID as Treatment for

Patients with Diffuse Large B-Cell Lymphoma

NanoString Eligible to Receive up to $45 million for Upfront, Developmental and Regulatory

Milestones, and Commercial Payments from Celgene

SEATTLE – June 3, 2014 — NanoString Technologies, Inc., (NASDAQ:NSTG) a provider of life science tools for translational research and molecular diagnostic products, today announced that it has entered into a collaboration with Celgene Corporation to develop a companion diagnostic assay using the nCounter® Analysis System to support the clinical validation of REVLIMID® for treatment of Diffuse Large B-Cell Lymphoma (DLBCL). Under the terms of the collaboration agreement, NanoString will develop, seek regulatory approval for, and commercialize the diagnostic test and is eligible to receive payments totaling up to $45 million of which $5.75 million is an upfront payment, $17 million is for potential success-based developmental and regulatory milestones, and the remainder is for potential commercial payments.

DLBCL is a heterogeneous group of cancers classified together on the basis of morphology, immunophenotype, genetic alterations and clinical behavior, and represents the most common form of Non-Hodgkin Lymphoma. According to the National Cancer Institute, DLBCL will represent approximately 37 percent of the 70,000 new cases of Non-Hodgkin Lymphoma this year. The subtypes of DLBCL have long been known to have varying prognoses. Accordingly, the accurate and precise assignment of subtype has the potential to become increasingly important with the emergence of novel therapies, and repurposing of existing products, that have selective clinical activity in specific subsets of patients.

In January 2014, researchers associated with the Lymphoma/Leukemia Molecular Profiling Project (LLMPP) published a paper in the journal Blood describing the development and validation of a biomarker assay based on a 20-gene expression DLBCL subtype classifier using NanoString’s nCounter Analysis System. In this paper, titled “Determining cell-of-origin subtypes of diffuse large B-cell lymphoma using gene expression in formalin-fixed paraffin embedded tissue,” the authors concluded that the nCounter-based assay accurately and robustly assigned subtypes of DLBCL from formalin-fixed paraffin-embedded tissue samples with excellent site-to-site reproducibility and rapid turnaround time, making it attractive for implementation in clinical trials and, ultimately, patient management. NanoString has secured a license to the relevant intellectual property to enable the collaboration.

Under the collaboration agreement with Celgene, NanoString will work to develop an in vitro diagnostic (IVD) companion test to REVLIMID that will be used to screen patients who are being enrolled in a pivotal study of REVLIMID for the treatment of DLBCL. Upon successful completion of the study, NanoString will pursue regulatory approval of the IVD in key global markets. Pursuant to the terms of the agreement, NanoString retains the flexibility to independently develop and commercialize additional indications for the IVD assay.

“Biomarker-driven clinical trials are the future of clinical oncology. Our collaboration with NanoString exemplifies our commitment to be at the forefront of science. The nCounter platform is expected to enable reproducible subtyping of patients in our pivotal REVLIMID DLBCL study and will form the basis for companion diagnostic development,” said Jean-Pierre Bizzari, Executive Vice President of Clinical Development at Celgene. “We are excited to work with NanoString’s experienced team to aid us in the development of a targeted treatment for patients with DLBCL.”

The upfront payment and a portion of the success-based milestone payments are intended to cover NanoString’s costs for clinical development of the IVD. Included in such $45 million, NanoString may receive potential commercial payments in the event sales of the IVD do not exceed certain pre-specified minimum annual revenues during the first three years following regulatory approval.

“We are excited to work with Celgene to help improve the lives of patients,” said Brad Gray, President and Chief Executive Officer of NanoString Technologies. “Similar to our development of the Prosigna™ Breast Cancer Prognostic Gene Signature Assay, which is based on the PAM50 gene signature, this new collaboration demonstrates the power of our business model to leverage biomarker discovery and advance the treatment paradigm, bringing the right therapy to the right patient at the right time. In addition, this collaboration further validates the nCounter Analysis System as the platform-of-choice for development of IVDs based on multi-gene expression assays, as well as the quality of our clinical and regulatory capabilities.”

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 400 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna™ Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

For more information, please visit www.nanostring.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding plans for development, regulatory approval and commercialization of an IVD assay for DLBCL, future payments that may or may not be received by NanoString and NanoString’s ability to translate discoveries of research customers into in vitro diagnostics. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with keeping pace with rapidly changing technology and customer requirements; risks regarding the company’s ability to successfully develop and commercialize new products; risks that new market opportunities may not develop as quickly as expected; risks associated with competition in marketing and selling products; risks of increased regulatory requirements; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, and nCounter are registered trademarks, and Prosigna is a trademark of NanoString Technologies, Inc.

Celgene and REVLIMID are registered trademarks of Celgene Corporation.

Investor Contact:

Lynn Pieper of Westwicke Partners

For NanoString Technologies

lynn.pieper@westwicke.com

415-202-5678

Media Contact:

Maurissa Messier of Bioscribe Inc.

For NanoString Technologies

Maurissa@bioscribe.com

908-208-9254